Exhibit 99.1

For Immediate Release	Contact:

David Portnoy
Cryo-Cell International, Inc.
813-749-2100
dportnoy@cryo-cell.com

CRYO-CELL REPORTS FINANCIAL RESULTS FOR FISCAL 2013

OLDSMAR, Fla. – March 3, 2014 – Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, today announced results for its fiscal year 2013.

“We believe Cryo-Cell’s 2013 financial results give only a hint of the Company’s improvements that have been implemented throughout the organization,” stated David Portnoy, Cryo-Cell’s Chairman and Co-CEO. “We look forward to fiscal year 2014 with much anticipation and believe that Cryo-Cell is very well positioned to benefit financially from its strong position in the cord blood banking industry.”

Mark Portnoy, Cryo-Cell’s Co-CEO, added, “We believe the increase in revenue in 2013 demonstrates traction for the new direction of the Company. In fact, the positive cash flow from operations was $822,000 in fiscal 2013. Excluding the $1.6 million cash payment related to the termination of the Company’s former CEO, cash flow from operations would have been $2.4 million. We hope to see more progress during 2014.”

Financial Results

Revenue

Consolidated revenues for fiscal 2013 were approximately $19.0 million compared to approximately $18.0 million for fiscal 2012. The revenues for fiscal 2013 consisted of approximately $17.7 million in processing and storage fee revenue and approximately $1.3 million in licensee income compared to approximately $16.6 million in processing and storage fee revenue and approximately $1.4 million in licensee income for fiscal 2012. Licensee income consists primarily of royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements.

Net Income

The Company reported net income in fiscal 2013 of $27,000, or $0.00 per basic and diluted share, compared to a net loss of approximately ($6.3) million, or ($0.56) per basic and diluted share in fiscal 2012. The net income for the year-end November 30, 2013 principally resulted from a 6% increase in revenues and a 21% decrease in selling, general and administrative expenses. This was partially offset by a 9% increase in cost of sales. Also in fiscal 2013, the Company incurred expenses that include a $525,000 legal settlement, abandonment of patents in the amount of $379,000 and $150,000 due to a termination fee related to a lease amendment. The Company signed an amendment to terminate the building lease on the additional 9,600 square feet that was entered into during 2006. The lease amendment will result in rent savings of approximately $280,000 over the next 18 months for a net savings of approximately $130,000. Also in August 2013, the Company was notified that its affiliate in Ecuador was closed by the National Institute of Organic Donation (INDOT). As a result, the Company recorded an allowance for uncollectible receivables for the $150,000 processing and storage fee receivable due from Ecuador in the third quarter of fiscal 2013. During the year ended November 30, 2012, the Company cancelled certain perpetual Revenue Sharing Agreements (“RSAs”) resulting in an extinguishment of debt of $1.6 million.

For fiscal 2013, selling, general and administrative expenses decreased $3.1 million, or 21%, to $11,366,000 from $14,426,000 for the fiscal year ended November 30, 2012. The decrease in selling, general and administrative expenses is primarily due to a decrease of $1,466,000, or 24%, in sales and marketing and a decrease of $1,100,000 or 79% in stock compensation expense for options. The stock option expense for fiscal 2012 was mainly the result of the Nomination of Solicitation Notice received by the Company nominating six individuals for election as directors to compete with the Company’s board of directors at the 2012 Annual Meeting. Pursuant to the Co-CEOs employment agreements in effect during 2012, if the Company received a Nomination of Solicitation Notice, as defined by the Company’s Bylaws, all of the service-based vesting condition options that were issued to the Co-CEOs immediately vest.

Cost of sales increased $434,000 or 9%, to $5,322,271 for fiscal 2013 from $4,888,414 for fiscal 2012, and research and development decreased $73,000 or 67%, to $36,168 from $109,640 year-over-year.

Also, during fiscal 2012, the Company reserved approximately $1.7 million of its deferred income tax assets. The decision to reserve the deferred income tax assets is based on the accounting standards surrounding income taxes that require a company to consider whether it is more likely than not that the deferred tax assets will be realized. The Company has made certain strategic decisions in fiscal 2011 and fiscal 2012 concerning the negotiated termination of some of the perpetual Revenue Sharing Agreements, the impairment of internal use software that is being replaced with a technology platform that is better suited for the Company’s business needs and the implementation of a national sales force in order to generate growth and future value for the Company’s stockholders. The strategic decisions, as well as the costs associated with the 2011 proxy contest and the accrual of severance associated with termination of the Company’s former Chief Executive Officer, resulted in losses in fiscal 2011 and fiscal 2012. Once a company has had cumulative losses in recent years, regardless if the loss was planned for strategic purposes, the accounting standard does not allow the company to put significant reliance on future taxable income projections to overcome the more likely than not threshold that the deferred income tax assets will be realized.

Cash and Cash Equivalent Position

As of November 30, 2013, the Company had cash and cash equivalents of $3,925,156. The Company’s cash increased approximately $1,200,000 during fiscal 2013, primarily as a result of approximately $822,000 provided by operations and approximately $1,200,000 of cash provided by investing activities from restricted cash that was utilized for payment of certain accrued expenses, partially offset by approximately $739,000 used for the stock repurchase plan, pursuant to which the Company repurchased 334,441 shares of the Company’s common stock and approximately $350,000 used for the purchase of property and equipment and the investment in patents and trademarks. As of November 30, 2013 the Company had no long-term indebtedness.

About Cryo-Cell International, Inc.

Cryo-Cell International, Inc. was founded in 1989 and was the world’s first private cord blood bank to separate and store stem cells in 1992. Today, Cryo-Cell has earned the confidence of over 500,000 families worldwide from 87 countries. Cryo-Cell’s mission is to provide its clients with the premier stem cell cryopreservation service and to support the advancement of regenerative medicine.

Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility, is ISO 9001:2008 certified and accredited by the AABB. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms “believes”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.